Exhibit 10.13

THE PEOPLES HOLDING COMPANY

PLAN OF ASSUMPTION
HERITAGE FINANCIAL HOLDING CORPORATION
INCENTIVE STOCK COMPENSATION PLAN

        THIS PLAN OF ASSUMPTION (the “Plan”) was adopted by the Board of Directors of The Peoples Holding Company (the “Company”) pursuant to that certain Agreement and Plan of Merger between the Company, The Peoples Bank & Trust Company, Heritage Financial Holding Corporation (“Heritage”) and Heritage Bank, such agreement dated July 15, 2004, and effective as of January 1, 2005, under which the Company has agreed to assume the rights and obligations of the Heritage Financial Holding Corporation Incentive Stock Compensation Plan, which plan was first effective as of February 13, 2001, and was a predecessor to a similar plan maintained by Heritage Bank (the “Predecessor Plan”).

1. Administration:

        This Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), who shall possess the power and authority granted under Article I of the Predecessor Plan, subject to the limitations set forth herein.

        Without the requirement of additional action, the Committee shall be deemed to have delegated the following administrative duties to the appropriate officers or employees of the Company: (a) the preparation and issuance of documents evidencing the Assumed Options (as defined below), and (b) the authority to receive notice of exercise of such Assumed Options, to issue shares of Common Stock (as defined below) in connection therewith, and to withhold such taxes as may be necessary or appropriate in connection therewith. The Committee may, from time to time, delegate to the appropriate officers of the Company and its affiliates such additional administrative duties as they may deem necessary or appropriate.

2. Shares Reserved For Issuance:

        2.1 Number and Type of Shares. Subject to adjustment as provided in Section 2.2 hereof, the maximum number of shares of the Company’s $5.00 par value common stock (the “Common Stock”) that may be issued hereunder in connection with the exercise of the Assumed Options shall not exceed 294,700 shares. Common Stock issued hereunder may be authorized and unissued shares or issued shares held as treasury shares or shares acquired on the open market or through private purchase.

        2.2 Adjustment. In the event of a merger, consolidation or reorganization of the Company, there shall be substituted for each share of Common Stock then subject to this Plan the number and kind of shares of stock or other securities to which the holders of Common Stock are entitled in such transaction. In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the number of shares of Common Stock then outstanding for which the Company does not receive consideration, the number of shares of Common Stock then subject to the Plan shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such event, the purchase price of any Assumed Option and the shares of Common Stock issuable pursuant to any Assumed Option shall be adjusted to the extent necessary to prevent the dilution or enlargement of such option.

3. Assumed Options:

        3.1 Number. Options granted under this Plan shall be those outstanding as of January 1, 2005, under the Predecessor Plan, consisting of 453,500 options to acquire the common stock of Heritage that were intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and 1,020,000 options to acquire the common stock of Heritage that were not intended to comply with the requirements of Code Section 422 (collectively, the “Assumed Options”).

        Subject to adjustment as provided in Section 2.2 hereof, no additional options shall be granted hereunder.

        3.2 Terms. Except as expressly provided herein, the terms and conditions applicable to the Assumed Options shall be those set forth under the terms of the Predecessor Plan, including the terms of any personal agreement evidencing a specific grant made under the Predecessor Plan, subject to the modifications set forth herein:

a.	Shares subject to the Assumed Options shall be Common Stock; and

b.

The exercise price and the number of shares subject to each of the Assumed Options shall be adjusted as set forth Section 2.1(i) of the Merger Agreement, as if each holder of each such option elected to receive Stock Consideration (as defined in such Merger Agreement), subject to any adjustment necessary under Treas. Reg. §1.424-1(a)(5)(iii), and except that the number of shares of Common Stock to be issued on the exercise of an Assumed Option shall be rounded down to the nearest whole integer and cash shall be issued in lieu of a fractional share.

4. General Provisions:

        4.1 Amendment and Termination. The Committee shall possess the authority to amend the terms of this Plan and the Assumed Options hereunder; provided, however, that (a) no such amendment shall materially impair any Assumed Option without the prior written consent of each affected person, and (b) any such amendment shall be approved by the Company’s shareholders if such approval is required under applicable Federal or state law or the rules of any exchange or listing organization on which Common Stock is quoted or exchanged.

        4.2 Withholding. The Company shall have the right to withhold from any payment made under the Plan or to collect as a condition of any such payment, any taxes required by law to be withheld.

        4.3 Additional Legal Requirements; Legends. The obligation of the Company to deliver Common Stock hereunder shall be subject to all applicable laws, regulations, rules and approvals deemed necessary or appropriate by the Committee. Certificates for shares of Common Stock issued hereunder may be legended as the Committee shall deem appropriate.

        4.4 Fractional Shares. No fractional share of Common Stock shall be issued or delivered pursuant to the Plan or any Assumed Option granted or awarded hereunder.

        4.5 Governing Law. The validity, construction and effect of this Plan and any Assumed Option hereunder shall be determined in accordance with the laws of the State of Mississippi.

        4.6 Construction. The Plan is intended to constitute the assumption of the Predecessor Plan in accordance with the terms of the Merger Agreement and, except as expressly provided herein, is not intended to enlarge or otherwise modify the rights of any person under the Predecessor Plan, including any form or ancillary document related thereto. Further, this Plan and the Assumed Options hereunder are not intended to provide for a deferral of compensation within the meaning of Code Section 409A. This Plan and any action taken by the Committee or any person in connection with the Plan shall be interpreted and construed in a manner consistent with the provisions of this Section 4.6.

        THIS PLAN was approved by the Board of Directors of The Peoples Holding Company on January 18, 2005.

The Peoples Holding Company

By: /s/ E. Robinson McGraw

Its: Chief Executive Officer

Date: January 18, 2005